For Immediate Release

China ACM Reports Record Q4 and FY-2010 Results

-- FY-10 Non-GAAP Adjusted Net Income to common shareholders up 36% or $0.95 Diluted EPS–-
-- Q4-10 Non-GAAP Adjusted Diluted EPS to common shareholders of $0.30 –-
-- Teleconference begins Wednesday at 8 a.m. EDT --

BEIJING, China – September 28, 2010 - China Advanced Construction Materials Group, Inc. (NASDAQ GM: CADC) (“China ACM,”), a leading provider of ready-mix concrete and related technical services in China, today announced its audited financial results for the 2010 fiscal fourth quarter and  year ended June 30, 2010. The Company will host a conference call to discuss the results Wednesday, at 8:00 a.m. Eastern, 5:00 a.m. Pacific; details are provided below.

Fiscal Year 2010 Financial Highlights
➢	Revenue increased 134% year over year to $93.0 million
➢	Blended gross margin at 20.8%
➢	Non-GAAP EBITDA rose 28.6% YOY to $22.2 million
➢	Non-GAAP adjusted net income available to common shareholders increased 36% YOY to $15.7 million
➢	Non-GAAP adjusted fully diluted EPS to common shareholders of $0.95, up $0.13 from a year ago
➢	Net income available to common shareholders rose 11% YOY to $12.1 million
➢	June 30, 2010 Order Backlog at record $60 million; Pipeline at $33.1 million
➢	$24.3 million in working capital at June 30, 2010

Fourth Quarter FY 2010 Financial Highlights
➢	Revenue increased 114% year over year to $30.9 million
➢	Gross margin at 21.5%
➢	Non-GAAP adjusted net income available to common shareholders at $5.4 million
➢	Non-GAAP adjusted fully diluted EPS to common shareholders at $0.30
➢	Net income available to common shareholders rose 32% YOY to $7.1 million

Year-ago comparisons reflect a fourth quarter and fiscal year 2009 that benefitted from the supply/demand imbalance created by Beijing Olympics era construction projects which drove anomalous, higher market prices for concrete.

Management Commentary
Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM, commented, "Fiscal Year 2010 was an important year of growth and profitability for China ACM as we achieved record revenue and net income.

“We are successfully growing the company by anticipating market trends and customer requirements, building the chemical and engineering services side of the business and staying focused on strong bottom line results. We have also continued to build the company from a financial and operational perspective.

“Key developments of fiscal 2010 include appointing a new, cross-border CFO to lead the company into its next phase of growth. In the second half of the year we raised $10.6 million in an equity offering which -- combined with available cash flow -- will fully fund our growth plans. In addition, we reinforced our independent board of directors with a strategic mix of accomplished, Chinese and American senior corporate executives.

“The outlook for our markets has never been better. The outlook for high speed rail (HSR) in our Manufacturing Services is strong both near and long term, and our Concrete Sales business mix is diversified and rapidly growing.  China’s near and long term  growth outlook remains strong and infrastructure spending on HSR, real estate, schools, government buildings, utilities and other infrastructures projects in China ACM’s sweet spot remains robust.”

Jeremy Goodwin, president and chief financial officer of China ACM commented, “China ACM posted record results due to strong growth across our business lines, but led by our highest margin, highest growth segments Manufacturing Services and Technical Services. We generated $22.2 million in 2010 EBITDA which provides the means to internally fund the purchase or lease of a large number of portable plants and fleet vehicles as we continue to ramp up the business, particularly in the Manufacturing Services segment which is highly scalable.

“Over 80 percent of China ACM revenue comes from government funded or state owned enterprise (SOE) sources, which are well funded over the long term. None of our business is dependent, directly or indirectly, on any China export market. In addition to HSR, our businesses today spans subways, highways, sewage lines, airports, utilities, school, public and government buildings, residential, commercial  and industrial real estate construction and much more for a well diversified mix.

“Earlier this month,” Mr. Goodwin added, “we announced a record $10.7 million HSR contract package, which confirms that we can win and manage large-scale projects. We will be bidding more large, long-term projects in 2011. We also recently announced over $12 million in our Concrete Sales business segment, which is spread across approximately 70 different customers and 92 contracts. With this fiscal year report, we begin reporting our full order backlog and new business pipeline for both of our key segments, all of which stand at record levels.”

China ACM reported full fiscal year 2010 non-GAAP adjusted net income available to common shareholders increased 36%, year over year, to $15.7 million on $93.0 million in revenue. The non-GAAP adjusted net income available to common shareholders is before non-cash change in fair value of warrants, option and equity-based compensation as well as non-cash accretion discount (but after cash dividends paid) on the Company’s 9% redeemable convertible preferred stock issue which matured on June 11, 2010.

FY 2010 Manufacturing Services revenue increased by 122 percent to a record $15.7 million year over year with a 47.2 percent gross margin. Technical Services revenue increased by 154 percent to $4.9 million with a 93.4 percent gross margin. Concrete Sales revenue at our fixed plants in Beijing increased by 151 percent to $70.6 million with a gross margin of 8.4 percent or about double the industry average.

The Company’s fiscal year blended gross margin was 20.8 percent, declining from 38.3 percent a year ago as FY 2009 reflected the completion of Beijing Olympics era construction projects contracted under an anomalous supply/demand imbalance that produced far higher concrete prices than normal, the last of which, the Beijing South Railway Station, was completed in the fourth quarter of fiscal 2009.

Since that Olympics era, the concrete industry has experienced significant attrition and ongoing consolidation as the many of the smaller or less experienced businesses that participated in Beijing Olympics era business are marginalized – creating new opportunity for well positioned companies such as China ACM. The Company’s Concrete Sales gross margin increased every quarter, sequentially, in FY 2010.

China ACM fourth quarter fiscal year 2010 reported non-GAAP adjusted net income available to common shareholders of $5.4 million on $30.9 million in revenue. The non-GAAP adjusted net income available to common shareholders is before non-cash change in fair value of warrants, option and equity-based compensation as well as non-cash accretion discount (but after cash dividends paid) on the Company’s 9% redeemable convertible preferred stock issue which matured on June 11, 2010.

Fourth quarter fiscal year 2010 Manufacturing Services revenue increased by 193 percent to a record $5.1 million, year over year, with a 45.7 percent gross margin. Technical Services revenue increased by 303 percent to $1.8 million, year over year, with a 94.5 percent gross margin. Concrete Sales revenue at our fixed plants in Beijing increased by 103 percent to $23.8 million, year over year, with a gross margin of 10.35 percent or about double the industry average.

In the fourth quarter, the Manufacturing Services segment increased to 16.6 percent and 35.2% percent of total company revenue and gross profit, respectively. This compares with 12.1 percent and 16.9 percent in the year-ago quarter. Additionally, Technical Services increased to 5.9 percent and 25.9 percent of total company revenue, and gross profit, respectively. This compares with 3.1 percent and 9.1 percent a year ago.

The Company’s fourth quarter gross margin was 21.5 percent, which declined from 32.2 percent a year ago, as the year-earlier quarter reflected the completion of the Beijing Olympics era construction projects, and an extraordinary windfall Bad Debt Recovery income credit of $800,000, for the full year’s accounts receivable, which was recorded in SG&A.

Chairman and CEO Mr. Xianfu Han concluded, “Increasingly, we are migrating our business toward a specialty, chemical engineering services model that offers healthy gross margins, reflects our core skill set and engineering corporate culture as well as our R&D, intellectual property and patented eco-friendly premium ready mix concrete (“RMC”).

"China ACM is well positioned for the future. We nearly doubled our number of portable plants from nine to 16 to meet existing contracts and anticipated demand, and plan to add more portable stations in 2011 and 2012 due to attractive margins and a high return on investment. We finished the year with a diversified record backlog and new business pipeline, an excellent competitive position founded on deep marketplace relationships, enormous addressable markets and high standards of corporate governance.”

Backlog

China ACM reported that, on June 30, its fiscal year-end backlog, or bids in house, was $60 million, 82% of which is contracted with Government State Owned Enterprise contractors and 12% contracted with private sector developers. This is comprised of $32 million in contracted unfilled orders for its Concrete Sales segment, and $28 million in contracted unfilled order for its Manufacturing Services segment. Based on its historical experience, the Company’s estimated time to convert these contracted orders into recognized revenues averages between six and twelve months for Concrete Services, and 12 to 30 months for Manufacturing Services depending on the scope of the project.

The Company’s new business pipeline, or bids outstanding, which is a measure of the value of bids it has submitted for either Concrete Sales and Manufacturing Services business, was $18.33 million and $14.75 million, respectively, or $33.1 million total.

Both the backlog and new business pipeline are at Company record levels.

Market Opportunity
Urbanization and modernization are the two primary drivers of China ACM’s robust long-term growth opportunity. Recent developments support the outlook for accelerated growth across the full range of China ACM’s infrastructure markets.

For example, it was recently reported that at the 2010 China International Rail Transit and Urban Development Forum, the government said it wants to add 4,613 kilometers of high speed railways, at a cost of $1 billion, to the 10,000 km lines already under construction.  China is also planning a new 10,000 km railway.

The HSR sector is estimated to require at least $15 billion in RMC contracts.

Separately, Bloomberg reported China will spend more than $146 billion to triple the size of its subway system over the next five years, to more than 3,000 kilometers by 2015.

And according to a report published by the Freedonia Group in May 2010, construction expenditures in China are expected to rise 9.1 percent per annum in real terms and reach $1.7 trillion by 2014.

Use of Non-GAAP Financial Measures

	Year Ended June 30,
	2010		2009	Increase (Decrease)

Net Income -GAAP	$13,006,395		$12,068,489	$937,906
Subtract:
Dividends and accretion on redeemable convertible preferred stock	$(955,557)		$(1,229,473)	$(273,916)
Net Income available to Common shareholders -GAAP	$12,050,838		$10,839,016	$1,211,822
Add Back:
Change in fair value of warrants	$2,488,959		$-	$2,488,959
Add Back:
Change in Option and Equity Based Compensation	$595,888		$107,477	$488,411
Add Back:
Accretion of Discount on Redeemable Preferred Stock	$567,580		$600,968	$(33,388)
Adjusted Net Income available to Common shareholders -non-GAAP	$15,703,265		$11,547,461	$4,155,804

Basic earnings per share - GAAP	$0.90		$1.03	$(0.13
Add back:
Change in fair value of warrant	$0.18		$-	$0.18
Add back:
Change in Option and Equity-Based Compensation	$0.04		$0.01	$0.03
Add back:
Accretion of Discount on Redeemable Preferred Stock	$0.04		$0.06	$(0.02
Adjusted basic earnings per share -Non-GAAP	$1.16		$1.10	$0.06

Diluted earnings per share-GAAP	$0.79		$0.86	$(0.07
Add back:
Change in fair value of warrant	$0.15	(a)	$-	$0.15
Add back:
Change in Option and Equity-Based Compensation	$0.04	(b)	$0.01	$0.03
Adjusted diluted earnings per share -Non-GAAP	$0.98		$0.87	$0.11
Subtract:
Cash Dividends Paid on Redeemable Preferred Stock	$0.03	(c)	$0.05	$(0.02
Adjusted diluted earnings per share available to common - Non-GAAP	$.95		$0.82	$0.13

Weighted average number of shares
Basic	13,456,134		10,526,719
Diluted	16,521,296		14,032,479

FY 2010 Results Summary

Revenue. We generated Fiscal Year 2010 revenue of $93,040,847 compared to $39,714,802 during the same period of 2009, an increase of $53,326,045 or 134%. We increased our production volumes in and outside of Beijing this fiscal year compared to our last fiscal year.

As a result, our concrete sales revenue was $70,579,631 for the year ended June 30, 2010, an increase of $42,461,139 or 151%, despite a decrease in unit sale price, compared to the year ended June 30, 2009. The increase in revenues attributable to concrete sales was principally due to addition of two new fixed plants.

During the year ended June 30, 2010, we continued to supply concrete products to thirteen railway projects throughout China through our portable plants, specifically the projects located in Shaanxi Province, Jiangsu Province, Hebei Province, Guangxi Province, Zhejiang Province, Guangdong Province, Liaoning Province, and Beijing. These thirteen projects contributed $15,654,659 to our total revenue for the year ended June 30, 2010, an increase of $8,600,931 or 122%, compared to the year ended June 30, 2009.  The increase in revenues attributable to our manufacturing services was principally due to addition of seven new portable plants to service a growing business pipeline. For these railway projects, the general contractors generally supplied their own raw materials while we provided manufacturing and transportation services.

In addition, revenue generated through our technical consulting services was $4,889,460 during the year ended June 30, 2010, an increase of $2,965,371 or 154% compared to the same fiscal quarter in 2009. During the year ended June 30, 2010, we also rented our mixer trucks to mixture stations which generated mixer rental revenues of $1,208,618, a decrease of $1,409,875 or 54%, as we experienced greater overall fleet capacity utilization as the business expands and we also generated marketing cooperation revenue of $422,356.

Gross Profit. Gross profit was $19,336,146 for the fiscal year ended June 30, 2010, as compared to $15,196,760 for the year ended June 30, 2009. Our gross profit for sale of concrete was $5,955,497, or 8.4% of revenue, for the year ended June 30, 2010, compared to $7,461,180, or 27% of revenue, for the same period last year, a decrease of $1,505,683. The lower gross margin for concrete sales for the year ended June 30, 2010, compared with the same period in 2009, reflects exceptionally high demand, and much higher industry prices, for capacity constrained premium concrete blends within unusually tight and convergent project timelines for many large Beijing Olympic era projects completed in the first half of calendar 2009 with the last installment of Olympic-era projects, namely the Beijing South Railway Station which was completed by the 4th fiscal quarter of 2009.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of sales commissions, advertising and marketing costs, office rent and expenses, costs associated with staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. We incurred selling, general and administrative expenses of $5,439,579 for the year ended June 30, 2010, an increase of $3,721,785, or 216%, as compared to $1,717,794 for the year ended June 30, 2009. The increase was principally due to an increase in employment, salary and benefit and lease expenses resulting from higher production and a larger base of operations during the year and professional and consulting expenses from being a public company and resulting from our overall production expansion during the year.

Net Income available to Common shareholders.  Excluding the effect from non-cash charges related to changes in fair market of warrants, accretion of discount on redeemable preferred stock and stock and option-based compensation, our net income available to Common shareholders would be $15,703,265 for the year ended June 30, 2010, an increase of $4,155,804 or 36%,as compared to net income after cash dividends paid of $11,547,461 for the same period in 2009.  See the section “Use of Non-GAAP Financial Measures” above for a discussion regarding the presentation of net income excluding non-cash gain (loss).

Balance Sheet Overview

China ACM had working capital of $24.3 million at the June 30, 2010 fiscal year.  Shareholders' equity was $61.2 million compared with $30.0 million on June 30, 2009. The total number of shares outstanding as of September 24 is 17,572,104.

Conference Call

The company will host a corresponding conference call with a live webcast and a full Q&A session on Wednesday, September 29 at 8:00 a.m. Eastern time/5:00 a.m. Pacific time, to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-477-1461 from the United States, or 973-409-9694 from outside the United States and referencing conference ID #14145706. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.china-acm.com. Please visit the website at least 15 minutes early to register for the web cast and download any necessary audio software.

A telephone replay will be available through October 13, 2010, by dialing 800-642-1687 from the United States, or 706-645-9291 from outside the United States, and entering conference ID 14145706.  A webcast replay will be available for 90 days.

About China ACM
China ACM is a leading producer of advanced, certified eco-friendly ready-mix concrete (RMC) and related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects.  Leveraging its proprietary technology and value-add engineering services model, the Company has won work on numerous high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Birds’ Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

Founded in 2002, Beijing-based China ACM provides its materials and services through its network of five ready-mix concrete plants covering the Beijing metropolitan area. Of those five plants, it owns one and leases four. It also has technical services and preferred procurement agreements with five other independently-owned plants across China.  Additionally, the Company presently owns 16 portable plants deployed in 10 provinces across China. Currently, its total RMC production designed capacity is in excess of 11 million cubic meters annually. Additional information about the Company is available at www.china-acm.com.

Contact
Financial Profiles
Tricia Ross
(916) 939-7285
tross@finprofiles.com

Financial Profiles
Moira Conlon
Tel: (310) 478-2700 x11
mconlon@finprofiles.com

Use of Non-GAAP Financial Measures

The Company makes reference to non-GAAP financial measures. Management believes that investors may find it useful to review our financial results that exclude the non-cash expenses of change in fair value of warrants and management owned options as a result of the adoption of a Financial Accounting Standards Board's ("FASB") ASC 815 (EITF 07-05) accounting standard effective from January 1, 2010.

Management believes that these non-GAAP financial measures are useful to investors in that they provide supplemental information to possibly better understand the underlying business trends and operating performance of the Company. The Company uses these non-GAAP financial measures to evaluate operating performance. However, non-GAAP financial measures should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP.

Forward Looking Statements

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

- Tables to Follow –

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND 2009

	2010	2009

ASSETS

CURRENT ASSETS:
Cash	$3,300,820	$3,634,805
Restricted cash	57,580	453,192
Marketable securities	-	71,880
Notes receivable	-	10,799
Accounts receivable, net of allowance for doubtful accounts of $456,085 and $120,986, respectively	36,072,691	11,815,402
Inventories	2,164,769	1,216,014
Other receivables	1,416,653	3,845,186
Prepayments	2,821,687	4,255,326
Total current assets	45,834,200	25,302,604

PLANT AND EQUIPMENT, net	26,488,354	22,089,717

OTHER ASSETS:
Accounts receivable (non-current), net of allowance for doubtful accounts of $4,607 and $328,563 respectively	364,371	4,132,706
Deferred tax assets	127,741	-
Advances on equipment purchases	8,382,383	-
Long term prepayments	4,414,391	4,794,746
Total other assets	13,288,886	8,927,452

Total assets	$85,611,440	$56,319,773

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans	$-	$4,512,200
Accounts payable	16,473,080	10,722,741
Customer deposits	711,219	-
Other payables	329,136	352,880
Other payables - shareholders	772,644	806,946
Accrued liabilities	1,652,751	593,057
Taxes payable	1,569,914	3,048,179
Total current liabilities	21,508,744	20,036,003

OTHER LIABILITIES
Warrants liabilities	2,920,520	-
Total liabilities	24,429,264	20,036,003

COMMITMENTS AND CONTINGENCIES (Note 19)

REDEEMABLE CONVERTIBLE PREFERRED STOCK ($0.001 par value, no share outstanding as of June 30, 2010 and 851,125 shares issued and outstanding as of June 30, 2009), net of discount for the amount of $0 and $567,581 as of June 30, 2010 and 2009, respectively	-	6,241,419

SHAREHOLDERS' EQUITY:

Preferred stock $0.001 par value, 1,000,000 shares authorized, no share outstanding as of June 30, 2010 and 851,125 issued and outstanding as of June 30, 2009, and classified outside shareholders' equity (see above), liquidation preference of $8.00 per share and accrued dividends as of
June 30, 2010 and 2009	-	-

Common stock, $0.001 par value, 74,000,000 shares authorized, 17,467,104 and 10,595,500 shares issued and outstanding as of June 30, 2010 and 2009, respectively	17,467	10,596
Paid-in-capital	33,720,762	12,987,417
Contribution receivable	-	(1,210,000)
Retained earnings	19,912,444	12,783,892
Statutory reserves	4,511,520	2,765,179
Accumulated other comprehensive income	3,019,983	2,705,267
Total shareholders' equity	61,182,176	30,042,351
Total liabilities, redeemable preferred stock and shareholders' equity	$85,611,440	$56,319,773

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

	2010	2009
REVENUE
Sales of concrete	$70,579,631	$28,118,492
Manufacturing services	15,654,659	7,053,728
Technical services	4,889,460	1,924,089
Mixer rental	1,208,618	2,618,493
Others	708,479	-
Total revenue	93,040,847	39,714,802

COST OF REVENUE
Concrete	64,624,134	20,657,312
Manufacturing services	8,261,407	2,768,255
Technical services	320,835	147,418
Mixer rental	151,456	945,057
Others	346,869	-
Total cost of revenue	73,704,701	24,518,042

GROSS PROFIT	19,336,146	15,196,760

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,439,579	1,717,794

INCOME FROM OPERATIONS	13,896,567	13,478,966

OTHER (EXPENSE) INCOME, NET
Other subsidy income	4,881,152	2,109,290
Realized gain from sales of marketable securities	27,079	-
Non-operating (expense) income, net	(120,060)	(602,020)
Change in fair value of warrant liability	(2,488,959)	-
Interest income	9,001	-
Interest expense	(23,834)	(802,650)
TOTAL OTHER INCOME, NET	2,284,379	704,620

INCOME BEFORE PROVISION FOR INCOME TAXES	16,180,946	14,183,586

PROVISION FOR INCOME TAXES	3,174,551	2,115,097

NET INCOME	13,006,395	12,068,489

DIVIDENDS AND ACCRETION ON REDEEMABLE CONVERTIBLE PREFERRED STOCK	(955,557)	(1,229,473)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	12,050,838	10,839,016

RECONCILIATION OF COMPREHENSIVE INCOME:
Net Income	13,006,395	12,068,489
Unrealized loss from marketable securities	-	20,605
Foreign currency translation adjustment	335,321	86,196

COMPREHENSIVE INCOME	$13,341,716	$12,175,290

EARNINGS PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic	13,456,134	10,526,719
Diluted	16,521,296	14,032,479

Earnings per share:
Basic	$0.90	$1.03
Diluted	$0.79	$0.86

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE (LOSS) INCOME
FOR THE QUARTER ENDED JUNE 30, 2010

3 months
June 30, 2010
REVENUE
Sales of concrete	$23,820,255
Manufacturing services	5,125,647
Technical services	1,822,298
Mixer rental	50,242
Others	126,191
Total revenue	30,944,633

COST OF REVENUE
Concrete	21,354,431
Manufacturing services	2,783,306
Technical services	100,716
Mixer rental	15,475
Others	38,713
Total cost of revenue	24,292,641

GROSS PROFIT	6,651,992

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,848,409

INCOME FROM OPERATIONS	4,803,583
OTHER (EXPENSE) INCOME, NET
Other subsidy income	1,735,974
Realized gain from sales of marketable securities	71
Non-operating (expense) income, net	(29,173)
Change in fair value of warrant liability	1,900,988
Interest income	2,995
Interest expense	(69)
TOTAL OTHER INCOME, NET	3,610,786

INCOME BEFORE PROVISION FOR INCOME TAXES	8,414,369

PROVISION FOR INCOME TAXES	1,221,918

NET INCOME	7,192,451

DIVIDENDS AND ACCRETION ON REDEEMABLE CONVERTIBLE PREFERRED STOCK	(86,323)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	7,106,128

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE (LOSS) INCOME
FOR THE QUARTER ENDED JUNE 30, 2009

3 Months
June 30, 2009
REVENUE
Sales of concrete	$11,736,443
Manufacturing services	1,752,574
Technical services	452,506
Mixer rental	531,806
Total revenue	14,473,329

COST OF SALES
Concrete	8,510,245
Manufacturing services	964,899
Technical services	27,676
Mixer rental	303,852
Total cost of revenue	9,806,672

GROSS PROFIT	4,666,657

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(361,463)

INCOME FROM OPERATIONS	5,028,120

OTHER INCOME (EXPENSE), NET
Other subsidy income	808,298
Non-operating expense, net	(400,489)
Interest expense, net	(166,883)
TOTAL OTHER INCOME, NET	240,926

INCOME BEFORE PROVISION FOR INCOME TAXES	5,269,046

PROVISION FOR INCOME TAXES	(401,610)

NET INCOME	5,670,656

DIVIDENDS AND ACCRETION ON REDEEMABLE CONVERTIBLE PREFERRED STO	305,898

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	5,364,758

RECONCILIATION OF COMPREHENSIVE INCOME:
Net Income	5,670,656
Unrealized gain (loss) from marketable securities	23,921
Foreign currency translation adjustment	(12,643)

COMPREHENSIVE INCOME	$5,681,934

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,006,395	12,068,489
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	2,924,616	2,184,462
Stock-based compensation expense	595,888	107,477
Bad debt expense	8,651	(189,052)
Change in fair value of warrants	2,488,959	-
Realized gain on sale of marketable securities	(27,079)	-
Changes in operating assets and liabilities
Note receivable	10,811	-
Accounts receivable	(28,605,681)	(13,681,007)
Inventories	(938,086)	(977,200)
Other receivables	2,439,020	(3,347,936)
Prepayments	1,450,571	419,258
Deferred tax assets	(127,194)	-
Long term prepayments	370,275	179,463
Accounts payable	5,633,766	4,403,314
Customer deposits	708,177	(166,114)
Other payables	148,264	97,849
Accrued liabilities	1,208,647	291,597
Taxes payable	(1,488,516)	1,970,528
Net cash (used in) provided by operating activities	(192,516)	3,361,128

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	78,413	-
Advanced for equipment purchase	(4,495,436)	-
Purchase of property, plant and equipment	(2,682,293)	(1,771,915)
Net cash used in investing activities	(7,099,316)	(1,771,915)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	190,670	8,247,950
Payments of short term loan	(4,699,119)	(8,024,538)
Payment to shareholder for rent	(207,906)	(73,889)
Restricted cash	395,612	459,900
Payment to redeem preferred stock	(75,000)	-
Proceeds from issuance of options	187,500	-
Proceeds from issuance of warrants	571,351	-
Proceeds from issuance of common stock, net of offering costs	11,117,094	-
Preferred dividends paid	(543,631)	(472,851)
Net cash provided by financing activities	6,936,571	136,572

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	21,276	(1,475)

NET (DECREASE) INCREASE IN CASH	(333,985)	1,724,310

CASH, beginning of year	3,634,805	1,910,495

CASH, end of year	$3,300,820	3,634,805

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
Advances on equipment purchase offset by Accounts Payable	$(628,946)	$-
Advances on equipment purchase paid by transferring of Accounts Receivable	$(4,113,869)	$-
Fixed assets additions paid by transferring of Accounts Receivable	$(4,168,188)	$(5,703,245)
Accretion of discount on redeemable preferred stock	$567,580	$600,968

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